                                                           Pursuant to 424(b)(3)
                                                      Registration No. 333-09371


                                SUPPLEMENT NO. 6
                            DATED NOVEMBER 12, 1997
                              TO THE PROSPECTUS OF
                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                            DATED DECEMBER 23, 1996

     This Supplement No. 6 is provided for the purpose of supplementing the prospectus of Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership (the "Partnership"), dated December 23, 1996 (the "Prospectus"). This Supplement No. 6 expands upon, supplements, modifies and supersedes certain information contained in the Prospectus and consolidates and/or supersedes information in Supplement No. 5 dated October 14, 1997. This Supplement No. 6 must be read in conjunction with the Prospectus. Unless otherwise defined, capitalized terms used herein shall have the same meanings accorded such terms in the Prospectus.

     As of November 12, 1997, the Partnership had raised $13,105,465 through the sale of 13,105.465 Units. The following material sets forth certain information regarding (i) the Partnership's purchase of Properties and Equipment Packages, (ii) revisions to the Partnership Agreement in response to comments made by certain securities administrators in states in which the Partnership intends to sell Units, and (iii) events that happened after the date of the Prospectus.

                             PROPERTY ACQUISITIONS



REAL ESTATE

                                    PURCHASE
DATE      CONCEPT/LOCATION          PRICE       LESSEE
--------------------------------------------------------------------------------
 3/10/97  Boston Market             $  964,000  Finest Foodservice L.L.C.
          Rochester, Minnesota
--------------------------------------------------------------------------------
 7/25/97  Carino's Italian Kitchen  $1,600,000  Kona Restaurant Group, Inc.
          El Paso, Texas
--------------------------------------------------------------------------------
 7/25/97  Golden Corral Restaurant  $  550,000  Corral South Store 3, Inc.
          Lakeland, Florida
--------------------------------------------------------------------------------
  8/8/97  Blockbuster Video         $1,114,286  Blockbuster Videos, Inc.
          Riverdale, Georgia
--------------------------------------------------------------------------------
10/14/97  Hollywood Video           $1,386,000  Hollywood Entertainment Corporation
          Hamilton, Ohio
--------------------------------------------------------------------------------



EQUIPMENT


                                      PURCHASE
DATE      CONCEPT/LOCATION            PRICE     LESSEE
--------------------------------------------------------------------------------
 3/31/97  Applebee's Neighborhood     $402,000  J.M.C. Limited Partnership
          Grill & Bar
          Midvale, Utah
--------------------------------------------------------------------------------
  4/3/97  Black-Eyed Pea              $350,000  DenAmerica Corporation
          Plano, Texas
--------------------------------------------------------------------------------
 5/27/97  Shells Seafood Restaurant   $118,658  Shells Seafood Restaurants, Inc.
          Jacksonville, Florida
--------------------------------------------------------------------------------
 5/27/97  Shells Seafood Restaurant   $ 93,460  Shells Seafood Restaurants, Inc.
          Winter Haven, Florida
--------------------------------------------------------------------------------
  6/4/97  Golden Corral Restaurant    $506,198  Corral South Store 4, Inc.
          Temple Terrace, Florida
--------------------------------------------------------------------------------
 6/25/97  Arby's                      $159,471  Girardi-Riva Enterprises, Inc.
          Pasco, Washington
--------------------------------------------------------------------------------
  7/9/97  Breckenridge Brewery & Pub  $791,000  BBI Acquisition Co.
          Breckenridge, Colorado
--------------------------------------------------------------------------------
 7/25/97  Burger King                 $282,327  Virginia QSC, L.L.C.
          Colonial Heights, Virginia
--------------------------------------------------------------------------------
10/15/97  KFC                         $231,021  Morgan's Restaurants of
          Greensburg, Pennsylvania              Pennsylvania, Inc.
--------------------------------------------------------------------------------

Boston Market Restaurant Lease (Rochester, Minnesota)

     On March 10, 1997 the Partnership acquired the land and 3,035 square foot building comprising a Boston Market restaurant located at 1201 S. Broadway, Rochester, Minnesota (the "Minnesota Property"). The Minnesota Property was constructed for its present use in November of 1995 and was fully operational at the time of the purchase. The Minnesota Property was purchased from, and leased back to Finest Foodservice L.L.C., a Delaware limited liability company ("Finest Foodservice"). Finest Foodservice operates casual dining restaurants under the primary trade name of Boston Market. The Partnership purchased the Minnesota Property for a purchase price of $964,000.

     Finest Foodservice and the Partnership have entered into a lease (the "Finest Foodservice Lease"), which is an absolute net lease, whereby Finest Foodservice is responsible for all expenses related to the Minnesota Property, including real estate taxes, insurance, maintenance and repair costs. The Finest Foodservice Lease term expires on April 1, 2012 with five renewal options of five years each. Annual rental (the "Annual Rental") is payable according to the following schedule:



 PERIOD                                                                 ANNUAL RENTAL
 Lease Years 1-5                                                        $101,220
 Lease Years 6-10                                                       $111,342
 Lease Years 11-15                                                      $122,525
 Lease Years 16-20                                                      $134,777
 Lease Years 21-25                                                      $148,255
 Lease Years 26-30                                                      $163,081
 Lease Years 31-40                                                      Fair market value determined for each subsequent five-year period at the beginning of the 31st and 36th Lease Years

Beginning in the sixth lease year, and in addition to the Annual Rental provided above, Finest Foodservice will pay percentage rent on an annual basis equal to the difference between five percent of "gross sales" (as defined in the Finest Foodservice Lease) during such lease year less the Annual Rental payable for such lease year.

     Boston Chicken, Inc., a Delaware corporation (the "Option Holder"), has an option to purchase and first right of refusal to purchase the Minnesota Property. The Option Holder has the right to purchase the Minnesota Property on the same terms and conditions as set forth in the offer or the Option Holder may elect an alternate purchase price as follows: (a) during the first and second lease years, an alternate purchase price equal to the total Annual Rental payable for the lease year subsequent to the lease year in which the option is exercised divided by 9.462%; (b) during the third lease year, an alternate purchase price equal to the total Annual Rental for the third ease year divided by 9.978%; (c) during the fourth lease year, an alternative purchase price equal to the Annual Rental for the fourth lease year divided by 9.785%; and (d) during the fifth lease year, an alternative purchase price equal to the Annual Rental for the fifth lease divided by 9.580%.

     The Option Holder has the option to purchase the Minnesota Property at the following times and option prices:


 PERIOD                                  OPTION PRICE
 Lease Years 6-8                         Annual Rent payable for the Lease Year
                                         subsequent to the Lease Year in which
                                         the option is exercised divided by ten
                                         percent (10%)

Last ninety (90) days of the 15th        Annual Rent payable for the 16th Lease
Lease Year                               Year divided by ten percent (10%)

Last ninety (90) days of the 30th        The lesser of (i) fair market value or
Lease Year                               (ii) one hundred ten percent (110%) of
                                         the Annual Rent payable for the 31st
                                         Lease Year divided by ten percent
                                         (10%)

Last ninety (90) days of the 40th        The lesser of (i) fair market value or
Lease Year                               (ii) one hundred ten percent (110%) of
                                         the Annual Rent payable for the 40th
                                         Lease Year divided by ten percent
                                         (10%)

     The current annual rent per square foot for the Minnesota Property is $33.35 per square foot. The depreciable basis of the Minnesota Property for federal tax purposes if $614,000 and it will be depreciated using the straight line method over 39 years, a rate of $15,744 per year.

     An Affiliate of the Managing General Partner has received an Acquisition Fee from the Partnership in an amount equal to $38,560 and expects to receive an additional fee of $9,640 from the Partnership after leveraging the Property, as provided for in the Prospectus. As provided in the Partnership Agreement, these fees are being paid for services rendered in connection with the selection, evaluation and acquisition of the Minnesota Property. In addition, Finest Foodservice has paid to the same affiliate a closing fee equal to $4,820 as provided for in the Partnership Agreement. Finest Foodservice also paid all of the expenses incident to the closing of the transaction contemplated by this commitment including, without limitation, title insurance premiums, recording fees and expenses and transfer taxes.

     The Finest Foodservice Lease contains a substitution option that provides in the event that Finest Foodservice determines the Minnesota Property is inadequate or unprofitable or is rendered unsuitable by condemnation or casualty, Finest Foodservice, subject to the Partnership's approval, may substitute another property of equal or greater current value having a Boston Market restaurant located thereon. All obligations under the Finest Foodservice Lease, including Annual Rental, percentage rent and taxes attributable to rent and the Minnesota property, are unconditionally guaranteed by Boston Chicken, Inc., a Delaware corporation.

     The Finest Foodservice Lease contains material default provisions that include, but are not limited to: (i) the vacating or abandonment of the Minnesota Property by Finest Foodservice; (ii) the failure by Finest Foodservice to make any payment due under the Finest Foodservice Lease; (iii) the failure by Finest Foodservice to observe or perform any of the covenants, conditions, or provisions of the Finest Foodservice Lease; and (iv) Finest Foodservice making any general arrangement or general assignment for the benefit of creditors. In the event of a material default by Finest Foodservice, the Finest Foodservice Lease contains remedy provisions which are summarized as follows: (i) the Partnership may terminate the Finest Foodservice Lease and take possession of the Minnesota Property, in which case the Partnership would be entitled to damages incurred by reason of the material default; (ii) the Partnership may permit Finest Foodservice to remain in possession of the Minnesota Property, in which case the Finest Foodservice Lease would continue to be in effect; or (iii) the Partnership may pursue any other legal remedy available.

Carino's Italian Kitchen Lease (El Paso, Texas)

     On July 25, 1997 the Partnership acquired the land and 6,257 square foot building comprising a Carino's Italian Kitchen restaurant located at 675 Sunland Park Drive, El Paso, Texas (the "Carino's Property"). The Carino's Property was constructed for its present use in 1995 and was fully operational at the time of the purchase. The Carino's Property was purchased from and leased back to Kona Restaurant Group, Inc., a Delaware corporation ("Kona Group"). Kona Group operates casual dining restaurants under the primary trade names of Carino's Italian Kitchen and Kona Ranch Steak House. The Partnership purchased a fee simple interest in the Carino's Property for a purchase price of $1,600,000.

     Kona Group and the Partnership have entered into a lease (the "Carino's Lease"), which is an absolute net lease, whereby Kona Group is responsible for all expenses related to the Carino's Property including real estate taxes, insurance, maintenance and repair costs. The Carino's Lease term expires on July 31, 2014 with one renewal option of six years and one renewal option of seven years. The initial annual rent is equal to eleven percent (11%) of the purchase price and will be payable in monthly installments on the first day of each month. Thus, based on the purchase price of $1,600,000 the rent in the first year of the Carino's Lease is $176,000 per year, or $14,667 per month. The annual rent will increase by five percent (5%) on the August 1, 2000 and every three years thereafter.

     Kona Group has an option to purchase the Carino's Property during the sixty-first (61st) full month of the Carino's Lease. In the event that Kona Group elects to exercise the option to purchase in the sixty-first full month of the Carino's Lease, the option price is $1,940,400.

     The current annual rent per square foot for the Carino's Property is $28.13 per square foot. The depreciable basis of the Carino's Property for federal tax purposes is $500,000 and it will be depreciated using the straight line method over 39 years, a rate of $12,821 per year.

     An affiliate of the Managing General Partner has received an Acquisition Fee from the Partnership in an amount equal to $64,000 and expects to receive an additional fee of $16,000 from the Partnership after leveraging the Property, as provided for in the Prospectus. These fees are being paid for services rendered in connection with the selection, evaluation and acquisition of the Carino's Property, as provided for in the Partnership Agreement. In addition, Kona Group has paid to the same affiliate a commitment fee equal to $16,000 as provided for in the Partnership Agreement. The Tenant also paid all of the expenses incident to the closing of the transaction contemplated by this commitment including, without limitation, title insurance premiums, recording fees and expenses, and transfer taxes.

     The Carino's Lease contains material default provisions that include, but are not limited to: (i) the vacating or abandonment of the Carino's Property by Kona Group; (ii) the failure by Kona Group to make any payment due under the Carino's Lease; (iii) the failure by Kona Group to observe or perform any of the covenants, conditions, or provisions of the Carino's Lease; and (iv) the making by Kona Group of any general arrangement or general assignment for the benefit of creditors. In the event of a material default by Kona Group, the Carino's Lease contains remedy provisions which are summarized as follows: (i) the Partnership may terminate the Carino's Lease and take possession of the Carino's Property, in which case the Partnership would be entitled to damages incurred by reason of the material default; (ii) the Partnership may permit Kona Group to remain in possession of the Carino's Property, in which case the Carino's Lease would continue to be in effect; or (iii) the Partnership may pursue any other legal remedy available.

Golden Corral Restaurant Lease (Lakeland, Florida)

     On July 25, 1997, the Partnership acquired an undivided 34.375% interest as a tenant in common with Captec Franchise Capital Partners L.P. III, a Delaware limited partnership and affiliate of the Managing General Partner ("Captec III"), in the land and 8,825 square foot building located at 4532
South Florida Avenue, Lakeland, Florida (the "Lakeland Property").  The
Lakeland Property was constructed for its present use in May of 1997 and leased to Corral South Store 3, Inc., a Florida corporation ("Corral South 3"). Corral South 3 operates casual dining restaurants under the primary trade name of Golden Corral Restaurants. Captec 3 purchased the Lakeland Property for a total purchase price of $1,600,000 and sold the 34.375% interest to the Partnership for $550,000.

     Corral South 3 and the Partnership have entered into a lease (the "Corral South 3 Lease"), which is an absolute net lease, whereby Corral South 3 is responsible for all expenses related to the Lakeland Property including real estate taxes, insurance, maintenance and repair costs. The Corral South 3 Lease term commenced on June 1, 1997 and expires fifteen years thereafter. The Corral South 3 Lease has two renewal options of five years each. The initial annual rent is $174,400, or $14,533 per month, and increases by 8% on the five-year anniversary of the Corral South 3 Lease and every five years thereafter (including any renewal options). The Partnership's pro-rata share of the initial annual rent will be $59,950 or $4,996 per month. The initial annual rent per square foot on the Lakeland Property is $19.76. The depreciable basis of the Lakeland Property for federal tax purposes is $1,080,000 and it will be depreciated using the straight line method over 39 years, a rate of $27,692 per year.

     The obligations under the Corral South 3 Lease are guaranteed for the benefit of the Partnership by David C. Brown, an individual. David C. Brown is the sole stockholder of Corral South 3. Corral South 3 has an option to purchase the Lakeland Property commencing on the sixty-first month of the Corral South 3 Lease. In the event that Corral South 3 elects to exercise the option to purchase, the option price shall be $1,833,520.

     An affiliate of the Managing General Partner has received an acquisition fee from the Partnership in an amount equal to $22,000 and expects to receive an additional fee of $5,500 from the Partnership after leveraging the Lakeland Property as provided for in the Prospectus. These fees are being paid for services rendered in connection with the selection, evaluation and acquisition of the Lakeland Property, as provided for in the Partnership Agreement. In addition, Corral South 3 has paid to the same affiliate a commitment fee equal to $5,500, as provided for in the Partnership Agreement. Corral South 3 has paid all of the expenses incident to the closing of the transaction contemplated by this commitment including, without limitation, the Partnership's attorney's fees, title insurance premiums, recording fees and expenses and transfer taxes.

     The Corral South 3 Lease contains material default provisions that include, but are not limited to: (i) the vacating or abandonment of the Lakeland Property by Corral South 3; (ii) the failure by Corral South 3 to make any payment due under the Corral South 3 Lease; (iii) the failure by Corral South 3 to observe or perform any of the covenants, conditions, or provisions of the Corral South 3 Lease; and (iv) the making by Corral South 3 of any general arrangement or general assignment for the benefit of creditors. In the event of a material default by Corral South 3, the Corral South 3 Lease contains remedy provisions which are summarized as follows: (i) the Partnership may terminate the Corral South 3 Lease and take possession of the Lakeland Property, in which case the Partnership would be entitled to damages incurred by reason of the material default; (ii) the Partnership may permit Corral South 3 to remain in possession of the Lakeland Property, in which case the Corral South 3 Lease would continue to be in effect; or (iii) the Partnership may pursue any other legal remedy available.

Blockbuster Video Lease (Riverdale, Georgia)

     On August 8, 1997 the Partnership acquired the land and 6,500 square foot building comprising a Blockbuster Video located at 8529 Georgia Highway 85, Riverdale, Georgia (the "Blockbuster Property"). The Blockbuster Property was constructed for its present use in 1995 and was fully operational at the time of the purchase. The Blockbuster Property was purchased from Atlantis Properties, L.L.C., a Georgia limited liability company ("Atlantis Properties"), for a purchase price of $1,114,286.

     The Partnership purchased the Blockbuster Property subject to a lease dated April 4, 1997 (the "Blockbuster Lease") between Atlantis Properties and Blockbuster Videos, Inc., a Texas corporation ("Blockbuster"), which is a net lease, whereby Blockbuster is responsible for most expenses related to the Blockbuster Property including real estate taxes, insurance, maintenance and repair costs, except that the Partnership will be responsible for the repair and maintenance of the structural systems including the roof, load-bearing walls and floor slabs and exterior masonry walls and foundations. The Blockbuster Lease term expires on June 30, 2007 with three renewal options of five years each. Annual rental is payable according to the following schedule:

                PERIOD             ANNUAL RENTAL
                Lease Years 1-5         $117,975
                Lease Years 6-10        $132,145
                Lease Years 11-15       $145,360
                Lease Years 16-20       $159,900
                Lease Years 21-25       $175,890

The rent is payable in monthly installments on the first day of each month. Thus, the monthly rent in the first five years of the Blockbuster Lease is $9,831. Viacom International, Inc., a Delaware corporation, unconditionally and irrevocably guaranteed the full and complete performance of the Blockbuster Lease.

     The current annual rent per square foot for the Blockbuster Property is $18.15 per square foot. The depreciable basis of the Blockbuster Property for federal tax purposes is $754,286 and it will be depreciated using the straight line method over 39 years, a rate of $19,341 per year.

     An affiliate of the Managing General Partner has received an Acquisition Fee from the Partnership in an amount equal to $44,571 and expects to receive an additional fee of $11,143 from the Partnership after leveraging the Property, as provided for in the Prospectus. These fees are being paid for services rendered in connection with the selection, evaluation and acquisition of the Blockbuster Property, as provided for in the Partnership Agreement.
In addition, Blockbuster has paid to the same affiliate a commitment fee equal to $11,143 as provided for in the Partnership Agreement. The Tenant also paid all of the expenses incident to the closing of the transaction contemplated by this commitment including, without limitation, title insurance premiums, recording fees and expenses and transfer taxes.

     The Blockbuster Lease contains material default provisions that include, but are not limited to: (i) the failure by Blockbuster to make any payment due under the Blockbuster Lease; (ii) the failure by Blockbuster to observe or perform any of the covenants, conditions, or provisions of the Blockbuster Lease; and (iii) the making by Blockbuster of any general arrangement or general assignment for the benefit of creditors. In the event of a material default by Blockbuster, the Blockbuster Lease contains remedy provisions which are summarized as follows: (i) the Partnership may terminate the Blockbuster Lease and take possession of the Blockbuster Property, in which case the Partnership would be entitled to damages incurred by reason of the material default; (ii) the Partnership may permit Blockbuster to remain in possession of the Blockbuster Property, in which case the Blockbuster Lease would continue to be in effect; or (iii) the Partnership may pursue any other legal remedy available; provided, however, that the Partnership may not accelerate rent and is required to mitigate damages.

Hollywood Video Lease (Hamilton, Ohio)

     On October 14, 1997, the Partnership acquired the land and 7,488 square foot building comprising a Hollywood Video located at 1491 Main Street, Hamilton, Ohio (the "Hollywood Video Property"). The Hollywood Video Property was constructed for its present use in 1997 and was fully operational at the time of the purchase. The Hollywood Video Property was purchased from Blue Freedom Holdings, LLC, a Kentucky limited liability company, and leased to Hollywood Entertainment Corporation, an Oregon corporation ("Hollywood Entertainment"). The Partnership purchased a fee simple interest in the Hollywood Video Property for a purchase price of $1,386,000

     The Partnership purchased the property subject to a lease between Blue Freedom Holdings, LLC and Hollywood Entertainment which commenced on July 24, 1997 (the "Hollywood Video Lease"). The Hollywood Video Lease is an absolute net lease, whereby Hollywood Entertainment is responsible for all expenses related to the Hollywood Video Property including real estate taxes, insurance, maintenance and repair costs. The Hollywood Video Lease term expires on July 30, 2012 with three renewal options of five years each. The initial annual rent is equal to eleven percent (11%) of the purchase price and will be payable in monthly installments on the first day of each month. Thus, based on the purchase price of $1,386,000 the rent in the first year of the Hollywood Video Lease is $152,418 per year, or $12,701.50 per month. The annual rent shall be adjusted on the first day of the sixty-first month and every sixty months thereafter by the lesser of the Percentage CPI Increase, as defined in the Hollywood Video Lease, or ten percent (10%).

     The current annual rent per square foot for the Hollywood Video Property is $20.35 per square foot. The depreciable basis of the Hollywood Video Property for federal tax purposes is $811,000 and it will be depreciated using the straight line method over 39 years, a rate of $20,795 per year.

     An affiliate of the Managing General Partner has received an Acquisition Fee from the Partnership in an amount equal to $55,440 and expects to receive an additional fee of $13,860 from the Partnership after leveraging the Property, as provided for in the Prospectus. These fees are being paid for services rendered in connection with the selection, evaluation and acquisition of the Hollywood Video Property, as provided for in the Partnership Agreement. In addition, Hollywood Entertainment has paid to the same affiliate a commitment fee equal to $13,860 as provided for in the Partnership Agreement. The tenant also paid all of the expenses incident to the closing of the transaction contemplated by this commitment including, without limitation, title insurance premiums, recording fees and expenses and transfer taxes.

     The Hollywood Video Lease contains material default provisions that include, but are not limited to: (i) the failure by Hollywood Entertainment to make any payment due under the Hollywood Video Lease; (ii) the failure by Hollywood Entertainment to observe or perform any of the covenants, conditions, or provisions of the Hollywood Video Lease; and (iii) the making by Hollywood Entertainment of any general arrangement or general assignment for the benefit of creditors. In the event of a material default by Hollywood Entertainment, the Hollywood Video Lease contains remedy provisions which are summarized as follows: (i) the Partnership may terminate the Hollywood Video Lease and take possession of the Hollywood Video Property, in which case the Partnership would be entitled to damages incurred by reason of the material default; (ii) the Partnership may permit Hollywood Entertainment to remain in possession of the Hollywood Video Property, in which case the Hollywood Video Lease would continue to be in effect; or (iii) the Partnership may pursue any other legal remedy available.

Applebee's Neighborhood Grill & Bar Equipment Lease (Midvale, Utah)

     On March 31, 1997, the Partnership acquired, effective as of February 20, 1997, restaurant equipment (the "Applebee's Equipment") to be used in the operation of an Applebee's Neighborhood Grill & Bar, located at 7045 South 1300 East, Midvale, Utah for $402,000.00. The Applebee's Equipment was acquired from Captec Financial Group, Inc. ("Captec"), an affiliate of the General Partners, which purchased the Applebee's Equipment from various vendors for a total cost of $402,000 and leased it to J.M.C. Limited Partnership, a Utah limited partnership, DBA Applebees ( "JMC"), by entering into a lease dated March 1, 1997 (the "JMC Lease") with JMC on the Partnership's standard form of equipment lease. JMC owns and operates the Applebee's Neighborhood Grill & Bar restaurant under a franchise agreement.

     On March 31, 1997, Captec assigned the JMC Lease to the Partnership, effective as of February 20, 1997. Under the terms of the JMC Lease, JMC is responsible for all expenses related to the Applebee's Equipment including taxes, insurance, maintenance and repair costs. The lease term is 84 months and the minimum annual rent is $82,056 payable in monthly installments of $6,838 on the 1st day of each month. The annual rent remains fixed for the entire JMC Lease term. The JMC Lease is guaranteed by the following: John B. Prince, an individual; and William Tell, Inc., a Utah corporation. At the end of the JMC Lease term, upon at least 90 days prior irrevocable notice to the Partnership, JMC may purchase all of the Equipment for the lesser of fair market value or Forty Thousand Two Hundred Dollars ($40,200).

     JMC paid the first and last month's rent of $13,676 and interim rent in the amount of $2,051 to the Partnership. An affiliate of the Managing General Partner received an Acquisition Fee from the Partnership in an amount equal to $16,080, and expects to receive an additional fee of $4,020 from the Partnership after leveraging the Applebee's Equipment, as provided for in the Partnership Agreement. In addition, JMC paid a commitment fee equal to $4,020 to the same affiliate as provided for in the Partnership Agreement.

Black-Eyed Pea Equipment Lease (Plano, Texas)

     On April 3, 1997, the Partnership acquired restaurant equipment (the "Black-Eyed Pea Equipment") to be used in the operation of a Black-Eyed Pea restaurant located at 1905 Preston Road, Plano, Texas for $350,000. The Black-Eyed Pea Equipment was acquired from DenAmerica Corp., which purchased the Black-Eyed Pea Equipment from various vendors for a total cost of $350,000. The Partnership leased the Black-Eyed Pea Equipment to DenAmerica Corporation, a Georgia corporation d/b/a Black-Eyed Pea ("DenAmerica"), by entering into a lease dated as of April 15, 1997 (the "DenAmerica Lease") with DenAmerica on the Partnership's standard form of equipment lease. DenAmerica operates and franchises restaurants under the primary trade names of Denny's and Black-Eyed Pea.

     Under the terms of the DenAmerica Lease, DenAmerica is responsible for all expenses related to the Black-Eyed Pea Equipment including taxes, insurance, maintenance and repair costs. The lease term is 84 months and the minimum annual rent is $70,392 payable in monthly installments of $5,866 on the 15th day of each month. The annual rent remains fixed for the entire DenAmerica Lease term. At the end of the DenAmerica Lease term, upon at least 90 days prior irrevocable notice to the Partnership, DenAmerica may purchase all of the Black-Eyed Equipment for its fair market value at the date of the exercise of the option.

     The Partnership consented to a sublease between DenAmerica and Texas BEP., LP., a Texas limited partnership, on the same terms and conditions as the DenAmerica Lease. DenAmerica remains the obligor under the DenAmerica Lease.

     DenAmerica paid the first and last month's rent of $11,732 and interim rent in the amount of $2,346 to the Partnership. An affiliate of the Managing General Partner received an Acquisition Fee from the Partnership in an amount equal to $14,000 and expects to receive an additional fee of $3,500 from the Partnership after leveraging the Black-Eyed Pea Equipment, as provided for in the Partnership Agreement. In addition, DenAmerica paid a commitment fee equal to $3,500 to the same affiliate as provided for in the Partnership Agreement.

Jacksonville Shells Seafood Equipment Lease (Jacksonville, Florida)

     On May 27,1997, the Partnership acquired restaurant equipment to be used in the operation of a Shells Seafood Restaurant, located at 9965 San Jose Blvd., Jacksonville, Florida (the "Jacksonville Shells Equipment"). The Jacksonville Shells Equipment was purchased from various vendors for a total cost of $118,658.30 and leased to Shells Seafood Restaurants, Inc., a Delaware corporation ("Shells Seafood"). Shells Seafood owns and operates Shells Seafood Restaurants.

     The Partnership and Shells Seafood entered into the Partnership's standard form of equipment lease commencing on June 1, 1997 (the "Jacksonville Shells Seafood Lease"). Under the terms of the Jacksonville Shells Seafood Lease, Shells Seafood is responsible for all expenses related to the Jacksonville Shells Equipment including taxes, insurance, maintenance and repair costs. The lease term is 60 months and the minimum annual rent is $31,781 payable in monthly installments of $2,648 on the 1st day of each month. The annual rent remains fixed for the entire

Jacksonville Shells Lease term. At the end of the Jacksonville Shells Seafood Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Shells Seafood may purchase all of the Jacksonville Shells Equipment for $11,866.

     Shells Seafood paid the first and last month's rent of $5,297 and interim rent in the amount of $441 to the Partnership. An affiliate of the Managing General Partner received an Acquisition Fee from the Partnership in an amount equal to $4,746, and expects to receive an additional fee of $1,187 from the Partnership after leveraging the Jacksonville Shells Equipment, as provided for in the Partnership Agreement. In addition, Shells Seafood paid a commitment fee equal to $1,187 to the same affiliate as provided for in the Partnership Agreement.

Winter Haven Shells Seafood Equipment Lease (Winter Haven, Florida)

     On May 27,1997, the Partnership acquired restaurant equipment to be used in the operation of a Shells Seafood Restaurant, located at 1551 3rd Street, SW, Winter Haven, Florida (the "Winter Haven Shells Equipment"). The Winter Haven Shells Equipment was purchased from various vendors for a total cost of $93,460 and leased to Shells Seafood.

     The Partnership and Shells Seafood entered into the Partnership's standard form of equipment lease commencing on June 1, 1997 (the "Winter Haven Shells Seafood Lease"). Under the terms of the Winter Haven Shells Seafood Lease, Shells Seafood is responsible for all expenses related to the Winter Haven Shells Equipment including taxes, insurance, maintenance and repair costs. The lease term is 60 months and the minimum annual rent is $25,032 payable in monthly installments of $2,086 on the 1st day of each month. The annual rent remains fixed for the entire Winter Haven Shells Lease term. At the end of the Winter Haven Shells Seafood Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Shells Seafood may purchase all of the Winter Haven Shells Equipment for $9,346.

     Shells Seafood paid the first and last month's rent of $4,172 and interim rent in the amount of $348 to the Partnership. An affiliate of the Managing General Partner received an Acquisition Fee from the Partnership in an amount equal to $3,738, and expect to receive an additional fee of $935 from the Partnership after leveraging the Winter Haven Shells Equipment, as provided for in the Partnership Agreement. In addition, Shells Seafood paid a commitment fee equal to $935 to the same affiliate as provided for in the Partnership Agreement.

Golden Corral Equipment Lease (Temple Terrace, Florida)

     On June 4,1997, the Partnership acquired restaurant equipment to be used in the operation of a Golden Corral Restaurant located at 11801 56th Street North, Temple Terrace, Florida (the "Golden Corral Equipment"). The Golden Corral Equipment was purchased from various vendors for a total cost of $506,198 and leased to Corral South Store 4, Inc. a Florida corporation dba Golden Corral Restaurant ("Corral South 4"). Corral South 4 owns and operates the Golden Corral Restaurant under a franchise agreement.

     The Partnership and Corral South 4 entered into the Partnership's standard form of equipment lease commencing on June 15, 1997 (the "Corral South 4 Lease"). Under the terms of the Corral South 4 Lease, Corral South 4 is responsible for all expenses related to the Golden Corral Equipment including taxes, insurance, maintenance and repair costs. The lease term is 60 months and the annual rent is $131,207 payable in monthly installments of $10,934 on the 15th day of each month. The annual rent remains fixed for the entire Golden Corral Lease term. All obligations under the Corral South 4 Lease are guaranteed by David C. Brown, an individual. At the end of the Corral South 4 Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Corral South 4 may purchase all of the Golden Corral Equipment for $1.00.

     At closing Corral South 4 paid the first and last month's rent of $21,868 and interim rent in the amount of $4,374 to the Partnership. An affiliate of the Managing General Partner received an Acquisition Fee from the Partnership in an amount equal to $20,248, and expects to receive an additional fee of $5,062 from the Partnership after leveraging the Golden Corral Equipment, as provided for in the Partnership Agreement. In addition, Corral South 4 paid a commitment fee equal to $5,500 to the same affiliate as provided for in the Partnership Agreement.

Arby's Equipment Lease (Pasco, Texas)

     On June 25,1997, the Partnership acquired restaurant equipment to be used in the operation of an Arby's restaurant, located at 2411 West Court, Pasco, Washington (the "Arby's Equipment"). The Arby's Equipment was acquired from various vendors for a total cost of $159,470.62 and leased to Girardi-Riva Enterprises, Inc., an Arizona corporation dba Arby's Restaurant ("Girardi-Riva"). Girardi-Riva owns and operates the Arby's restaurant under a franchise agreement.

     The Partnership and Girardi-Riva entered into the Partnership's standard form of equipment lease (the "Girardi-Riva Lease") commencing July 1, 1997. Under the terms of the Girardi-Riva Lease, Girardi-Riva is responsible for all expenses related to the Arby's Equipment including taxes, insurance, maintenance and repair costs. The lease term is 84 months and the minimum annual rent is $32,724 payable in monthly installments of $2,727 on the 1st day of each month. The annual rent remains fixed for the entire Girardi-Riva Lease term. All obligations under the Girardi-Riva Lease are jointly and severally guaranteed by the following individuals: Richard Riva, Sharri Riva, Thomas Girardi and Kathy Girardi. At the end of the Girardi-Riva Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Girardi-Riva may purchase all of the Arby's Equipment for $1.00.

     Girardi-Riva paid the first and last month's rent of $5,454 and interim rent in the amount of $545 to the Partnership. An affiliate of the Managing General Partner received an acquisition fee from the Partnership in an amount equal to $6,379, and expects to receive an additional fee of $1,595 from the Partnership after leveraging the Arby's Equipment, as provided for in the Partnership Agreement. In addition, Girardi-Riva paid a commitment fee equal to $1,595 to the same affiliate as provided for in the Partnership Agreement.

Breckenridge Brewery & Pub Equipment Lease (Breckinridge, Colorado)

     On July 9, 1997, the Partnership purchased restaurant equipment to be used in the operation of an Breckenridge Brewery & Pub, located at 600 South Main, Breckenridge, Colorado (the "Breckenridge Equipment") for $791,000. The Breckenridge Equipment was acquired from, and leased back to BBI Acquisition Co., a Colorado corporation dba Breckenridge Brewery & Pub ("BBI").

     The Partnership and BBI entered into the Partnership's standard form of equipment lease ("BBI Lease") commencing August 1, 1997. Under the terms of the BBI Lease, BBI is responsible for all expenses related to the Breckenridge Equipment including taxes, insurance, maintenance and repair costs. The lease term is 84 months and the minimum annual rent is $163,262 payable in monthly installments of $13,605.20 on the 1st day of each month. The annual rent remains fixed for the entire BBI Lease term. All obligations under the BBI Lease are unconditionally guaranteed by Breckenridge Holding Company, a Colorado corporation. At the end of the BBI Lease term, upon at least 90 days prior irrevocable notice to the Partnership, BBI may purchase all of the Breckenridge Equipment for $1.00.

     BBI paid the first and last month's rent of $27,210 and interim rent in the amount of $10,094 to the Partnership. An affiliate of the Managing General Partner received an acquisition fee from the Partnership in an amount equal to $31,640, and expects to receive an additional fee of $7,910 from the Partnership after leveraging the Breckenridge Equipment, as provided for in the Partnership Agreement. In addition, BBI paid a commitment fee equal to $7,910 to the same affiliate as provided for in the Partnership Agreement.

Burger King Equipment Lease (Colonial Heights, Virginia)

     On July 25,1997, the Partnership made an initial disbursement of $30,600 for restaurant equipment to be used in the operation of a Burger King restaurant, located at 401 Southpark Blvd., Colonial Heights, Virginia ("Burger King Equipment"). The final disbursement was made on November 1, 1997. The Burger King Equipment was acquired from various vendors for a total cost of $282,327 and leased to Virginia QSC, LLC, a Delaware limited liability company dba Burger King ("Virginia QSC"). Virginia QSC owns and operates the Burger King restaurant under a franchise agreement.

     The Partnership and Virginia QSC have entered into a Progress Payment Agreement dated July 15, 1997, ("Agreement") whereby the Partnership shall provide disbursements of down payments and interim payments to pay approved costs associated with the purchase of the Burger King Equipment. Under the terms of the Agreement, all of the Burger King Equipment will be delivered and installed and all disbursements made on or before October 31, 1997. Virginia QSC paid to the Partnership a daily progress rental payment for each day that any down payment and/or interim payment remained outstanding. The daily progress payment was equal to .00031944 times the total amount outstanding and was paid from July 25, 1997 to October 22, 1997. All of the Burger King Equipment was delivered, installed, and accepted by Virginia QSC on October 22, 1997.

     The Partnership and Virginia QSC entered into the Partnership's standard form of equipment lease (the "Virginia QSC Lease") dated July 15, 1997 and amended October 22, 1997 and November 1, 1997. Under the terms of the Virginia QSC Lease, Virginia QSC is responsible for all expenses related to the Burger King Equipment including taxes, insurance, maintenance and repair costs. The base lease term is 84 months and will commence on the first or fifteenth of the month following the final funding under the Agreement. Under the terms of the Virginia QSC Lease, the minimum annual rent is $58,340 and is payable in monthly installments of $4,862. The annual rent remains fixed for the entire Virginia QSC Lease term. All obligations under the Virginia QSC Lease are jointly and severally unconditionally guaranteed by the following individuals:
Justin Hathaway, Steven Porath and Alan Buford, each of whom is a member of Virginia QSC. At the end of the Virginia QSC Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Virginia QSC may purchase all of the Burger King Equipment for $1.00.

     Virginia QSC paid the first and last month's rent of $9,723 and interim rent of $1,094 to the Partnership at final funding. An affiliate of the Managing General Partner received an acquisition fee from the Partnership in an amount equal to $1,288, and expects to receive an additional fee of $2,822 from the Partnership after leveraging the Burger King Equipment, as provided for in the Partnership Agreement. Virginia QSC paid a commitment fee equal to $3,100 to the same affiliate, as provided for in the Partnership Agreement.

KFC (Greensburg, Pennsylvania)

     On October 15,1997, the Partnership acquired restaurant equipment to be used in the operation of a KFC restaurant, located at 975 E. Pittsburg Street, Greensburg, Pennsylvania (the "KFC Equipment"). The KFC Equipment was acquired from various vendors for a total cost of $231,021 and leased to Morgan's Restaurants of Pennsylvania, Inc., a Pennsylvania corporation dba KFC Restaurant ("Morgan's"). Morgan's owns and operates the KFC restaurant under a franchise agreement.

     The Partnership and Morgan's entered into the Partnership's standard form of equipment lease (the "Morgan's Lease") commencing on October 15, 1997. Under the terms of the Morgan's Lease, Morgan's is responsible for all expenses related to the KFC Equipment including taxes, insurance, maintenance and repair costs. The lease term is 84 months and the minimum annual rent is $45,188 payable in monthly installments of $3,766 on the 15th day of each month. The annual rent remains fixed for the entire Morgan's Lease term. All obligations under the Morgan's Lease are unconditionally guaranteed by Morgan's Foods, Inc., an Ohio corporation and parent company of Morgan's. At the end of the Morgan's Lease term, upon at least 90 days prior irrevocable notice to the Partnership, Morgan's may purchase all of the KFC Equipment for $1.00.

     Morgan's paid the first and last month's rent of $7,531 to the Partnership. An affiliate of the Managing General Partner received an acquisition fee from the Partnership in an amount equal to $9,241 and expects to receive an additional fee of $2,310 from the Partnership after leveraging the KFC Equipment, as provided for in the Partnership Agreement. In addition, Morgan's paid a commitment fee equal to $2,310 to the same affiliate as provided for in the Partnership Agreement.

Property and Equipment Acquisitions-General

     With respect to each of the Properties, an affiliate of the Managing General Partner (i) considered factors such as the potential value of the site, the financial condition and business and operating history of the tenant, and demographic data for the area in which the Property is located, (ii) analyzed demographic, geographic and market diversification data for the area in which each Property is located and reviewed an independent MAI appraisal of each Property and the analysis regarding comparable properties contained therein, and (iii) negotiated the purchase price.

     The Partnership purchased each Property and Equipment package with cash from Offering proceeds. It is anticipated that each such Property and Equipment package will be leveraged as provided for in the Prospectus. However, the Partnership presently does not have a financing commitment. With respect to each of the Properties and the Equipment packages, the General Partners believe that the amount of insurance carried by each tenant is adequate.



                                  RISK FACTORS

     The following paragraph is added to the end of the section of the Prospectus entitled "Risk Factors - Litigation against General Partner and Possible Adverse Effect on Net Worth":

           On January 31, 1997, the Court's decision was reversed on appeal by the Michigan Court of Appeals and the case will either be dismissed or subject to further proceedings if the plaintiffs appeal the Court of Appeals decision.

                                PRIOR OFFERINGS

     The following text has been added to the first paragraph of this Section of the Prospectus:

     On January 29, 1997, effective as of January 1, 1997, Captec L.P. II sold all of its equipment packages and real estate properties to an Affiliate of the Managing General Partner for $2,760,000 in a transaction that was consented to by a majority in interest of the limited partners. Simultaneously with such sale, Captec L.P. II paid all of its expenses and distributed its remaining $2,000,569 to its limited partners.

                              PLAN OF DISTRIBUTION

     The subsections of this section of the Prospectus titled "General", "Compensation", and "Indemnification" are amended, effective as of the date of this Prospectus Supplement, to read in their entirety as follows:

GENERAL

     The Offering is being made on a "best efforts, part or none" basis through broker-dealers who are members of the National Association of Securities Dealers, Inc. (the "Participating Dealers") and Captec Securities

Corporation, which will act as Dealer-Manager.  The individual General
Partner and the corporate General Partner are each an Affiliate of the Dealer-Manager. The Offering is conditioned upon sale of the Minimum Number of Units prior to the close of business one year after the effective date of this Prospectus (the "Termination Date"). Since the Minimum Number of Units was sold on March 5, 1997, prior to the Termination Date, the General
Partners may extend the Offering to a date not later than the earlier to occur:
(i) sale of all Units offered hereby; or (ii) two years after the effective date of this Prospectus (the "Extended Termination Date"). After the Minimum Number of Units was sold, the Partnership has and will schedule interim closings at which subscribers will be admitted as Limited Partners on at least a monthly basis.

     The Offering is made pursuant to agreements among the General Partners, the Partnership, the Dealer-Manager and the Participating Dealers pursuant to which the Participating Dealers are acting as agents of the Partnership for the purpose of offering and selling Units. The Units are being offered on a "best efforts, part or none" basis, which means that Participating Dealers are not obligated to purchase any Units but are required only to use their best efforts to sell Units to investors.

COMPENSATION

     Subject to the provisions for reduced selling commissions, the Partnership will pay selling commissions equal to 8.0% of Gross Proceeds to the
Dealer-Manager for Units sold by it.   The Dealer-Manager may reallow fees of
up to 8% to the Participating Dealers with respect to Units sold by them. The General Partners also paid an additional selling commission equal to 1% of Gross Proceeds to Participating Dealers from Units sold until the Minimum Number of Units was sold. The Dealer-Manager may also receive up to 0.5% of Gross Proceeds as reimbursement for bona fide due diligence expenses. The Dealer-Manager may reallow to any Participating Dealer or its registered representatives all or any portion of this fee based upon the bona fide due diligence expenses incurred. The General Partners will receive a Non-Accountable Expense Allowance in an amount equal to 2% of Gross Proceeds to cover certain expenses relating to the offer and sale of Units (including the additional 1% selling commission payable until the Minimum Number of Units is sold). In no event will sales commissions, the Non-Accountable Expense Allowance, Organization and Offering Expenses, wholesaling salaries and expenses and expenses of sales seminars, exceed in the aggregate, 13% of Gross Proceeds.

     The General Partners, their Affiliates and Participating Dealers may purchase up to 10% of the Units, net of any selling commissions but otherwise on the same terms as purchasers who are not Affiliates. Purchase of Units by the General Partners and their Affiliates will not be counted for purposes of reaching the Minimum Number of Units. Any purchases by the General Partners will be for investment purposes only and not with a view toward resale. Investors will not have a right to withdraw and receive a return of their contributions. Neither the General Partners nor any of their Affiliates will directly or indirectly pay or award any compensation to a third party engaged as an investment adviser as inducement to advise favorably toward investment in the Partnership. In addition, the selling commissions to the Dealer-Manager and Participating Dealers will be reduced on sales of 501 or more Units in accordance with the following Schedule:



                                Investor's
Dollar Amount Purchased       Purchase Price        Selling Commission Per Unit
-----------------------       --------------        ---------------------------
                                Per Unit             Percent      Dollar Amount
                                --------             -------      -------------
$1,000 - $500,000               $1,000                 8.0%               $80.00
$501,000 - $750,000               $980                 6.0%               $60.00
$751,000 - $1,000,000             $970                 5.0%               $50.00
$1,001,000 - $1,500,000           $960                 4.0%               $40.00
$1,501,000 - $2,000,000           $950                 3.0%               $30.00
$2,001,000 and above              $940                 2.0%               $20.00

     The purchaser of such Units will be credited with such reduced commission and the net proceeds to the Partnership will not be affected by the discount. Subscriptions may be combined for purposes of determining the volume discounts applicable to subscriptions from a purchaser.

INDEMNIFICATION

     The Partnership, General Partners, and Dealer-Manager have agreed to indemnify the Participating Dealers and the Participating Dealers have agreed to indemnify the General Partners, Dealer-Manager, and the Partnership against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). In the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Act is against public policy and therefore unenforceable. The Participating Dealers may be deemed to be underwriters as that term is defined in the Act.

                     AMENDMENT TO THE AGREEMENT OF LIMITED
                        PARTNERSHIP OF CAPTEC FRANCHISE
                              CAPITAL PARTNERS IV

     Sections 9, 12, 14, and 15 of the Partnership's Agreement of Limited Partnership included as Exhibit B to the Prospectus (the "Partnership Agreement"), have been corrected and amended, consistent with the disclosures in the Prospectus as set forth below:

9.   COMPENSATION TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     The second sentence of Section 9.7 of the Partnership Agreement has been amended so as to read in its entirety as follows:

     Such fees shall accrue and be subordinated to receipt by the Limited Partners of aggregate Distributions equal to a 10.5% per annum cumulative, non-compounded return on their Adjusted
     Investment plus aggregate distributions of Net Sale or Refinancing Proceeds equal to 100% of their Original Contributions.

12.  TRANSFERABILITY OF UNITS

     Section 12.1.4 of the Partnership Agreement has been amended so as to read in its entirety as follows:

           12.1.4 if the Managing General Partner determines in its sole discretion that such assignment would prevent the Partnership from being able to satisfy either the 2% or 5% "safe harbors" contained in Service Advance Notice 88-75 or in corresponding regulations or the Partnership has received an opinion of counsel or a favorable service ruling that such transfer would result in the Partnership being classified as a "publicly-traded partnership" for federal income tax purposes.

14. RIGHTS, AUTHORITY, POWERS, RESPONSIBILITIES AND DUTIES OF THE MANAGING GENERAL PARTNER

     The first sentence of Section 14.4.5 has been amended so as to permit the Partnership to only enter into co-tenancy arrangements, joint ventures or general partnerships with non-affiliates that own one or more Assets, and
Section 14.4.5 now reads in its entirety as follows:

     cause the Partnership to invest in any Asset with unaffiliated parties that own one or more Assets through co-tenancy arrangements, joint ventures or general partnerships except on substantially the same terms and conditions (although not necessarily the same percentage interest) as such unaffiliated parties; provided, however, that no such investment shall be entered into by the Partnership (i) if it involves the payment of duplicative property management or other fees which would have the effect of circumventing any of the restrictions on and prohibited transactions involving conflicts of interest contained in this Partnership Agreement, and (ii) unless the Partnership acquires a controlling interest in such joint venture or partnership.

15. RIGHTS AND POWERS OF THE LIMITED PARTNERS

     The last sentence of Section 15.3 has been revised so as to remove the General Partners' right to vote the Units of those Limited Partners that do not submit a vote within a certain time period, and Section 15.3 reads in its entirety as follows:

     15.3 Consent Without a Meeting. The Managing General Partner may and, upon receipt of a request in writing signed by ten percent (10%) or more in interest of the Limited Partners, the Managing General Partner shall, submit any matter upon which the Limited Partners are entitled to act, to the Limited Partners for a vote by written consent without a meeting. For purposes of obtaining a written vote under this Partnership Agreement, the Managing General Partner may require a written response within a specified time, but not less than fifteen (15) days and no more than sixty
     (60) days from receipt of said request.

              PROPOSED ASSIGNMENT OF GENERAL PARTNERSHIP INTERESTS

     In a recently filed registration statement with the Commission for its initial public offering, Captec Net Lease Realty, Inc., an Affiliate of the General Partners, stated that it will become the sole general partner of the Partnership by acquiring the general partnership interests in the Partnership held by the General Partners. However, the transfer of such general partnership interests is subject to the approval of the Limited Partners by Majority Vote, and the Limited Partners will receive notice of and an opportunity to approve any transfer of the general partnership interests.

                              FINANCIAL STATEMENTS

     The financial statements of the Partnership and Managing Partner set forth on pages F-1 to F-7 of the Prospectus are replaced in their entirety by the financial statements on the following pages.

                         INDEX TO FINANCIAL STATEMENTS


                                                                           Page
Captec Franchise Capital Partners L.P. IV
        Report of Independent Accountants                                  F-2

        Balance Sheet                                                      F-3

        Notes to Financial Statements                                      F-4


Captec Franchise Capital Corporation IV

        Report of Independent Accountants                                  F-5

        Balance Sheet                                                      F-6

        Statement of Cash Flows                                            F-7

        Notes to Financial Statements                                      F-8



                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                    REPORT ON AUDITS OF FINANCIAL STATEMENTS
             FOR THE PERIOD FROM JULY 30, 1996 TO DECEMBER 31, 1996




REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Captec Franchise Capital Corporation IV
Managing General Partner of
Captec Franchise Capital Partners L.P. IV:

We have audited the accompanying balance sheet of Captec Franchise Capital Partners L.P. IV as of December 31, 1996 and July 30, 1996. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statement is free from material misstatement. An audit includes examining, on a test basis, evidence supporting financial statement amounts and disclosures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Captec Franchise Capital Partners L.P. IV as of December 31, 1996 and July 30, 1996, in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.


Detroit, Michigan
March 14, 1997

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                                 BALANCE SHEET

                      December 31, 1996 and July 30, 1996



                                          DECEMBER         JULY
                           ASSETS           1996           1996

Cash                                         $   -        $ 300
Prepaid expenses                               339            -
                                             -----        -----
Total assets                                 $ 339        $ 300
                                             =====        =====

                       LIABILITIES & PARTNERS' CAPITAL

Liabilities:
Total liabilities, overdraft                 $  39        $   -
                                             -----        -----
Partners' Capital:
Limited partners' capital accounts             100          100
General partners' capital account              200          200
                                             -----        -----
Total partners' capital                        300          300
                                             -----        -----
Total liabilities & partners' capital        $ 339        $ 300
                                             =====        =====

The accompanying notes are an integral part of the balance sheet.

                   CAPTEC FRANCHISE CAPITAL PARTNERS L.P. IV
                             NOTES TO BALANCE SHEET

1.    THE PARTNERSHIP:

      Captec Franchise Capital Partners L.P. IV (the "Partnership"), a Delaware limited partnership, was organized on July 23, 1996 for the purpose of acquiring income-producing commercial real properties and equipment leased on a "triple net" or "double net" basis, primarily to operators of national and regional franchised businesses, principally restaurants, as well as national and regional retail chains. The Partnership has not commenced operations.

      The General Partners of the Partnership are Captec Franchise Capital Corporation IV (the "Corporation"), a wholly owned subsidiary of Captec Financial Group, Inc. ("Captec"), and Patrick L. Beach, an individual, hereinafter collectively referred to as the Sponsors. Patrick L. Beach is also the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and Captec. The General Partners have each contributed $100 in cash to the Partnership as a capital contribution.

      The Partnership has undertaken a public offering of limited partnership interests ("Units") in 1996. A minimum of 2,000 Units and a maximum of 30,000 Units, priced at $1,000 per Unit, will be offered on a "best efforts, part or none" basis. As of December 31, 1996, the Partnership had not issued any Units.

      The initial Limited Partner of the Partnership is Patrick L. Beach. Mr. Beach has contributed $100 to the capital of the Partnership and has received 0.1 Unit. Upon admission to the Partnership of any other Limited Partner, the initial Limited Partner may withdraw from the Partnership, in which case his 0.1 Unit shall be redeemed for $100.

2.    ORGANIZATION AND OFFERING EXPENSES:

      Organization and offering expenses, excluding selling commissions, will be paid initially by the Sponsors and/or their affiliates and reimbursed by the Partnership in an amount equal to up to three percent (3%) of the gross proceeds of the offering (less any amounts paid directly by the Partnership). The Sponsors are liable for all expenses of the offering and for the general obligations of the Partnership if no Units are sold (i.e., if subscriptions are not received for the minimum number of Units). In addition, the Sponsors and/or their affiliates will be paid a non-accountable expense allowance by the Partnership in an amount equal to two percent (2%) of the gross proceeds of the offering.

      The Sponsors have also guaranteed payment of organization and offering expenses which exceed 13% of the gross proceeds of the offering.

3.    OMISSION OF INAPPLICABLE FINANCIAL STATEMENTS:

      The Partnership was organized in July 1996, but has not commenced operations. As no revenues or expenses have been incurred, no Statement of Operations, Statement of Partners' Capital or Statement of Cash Flows are included for the Partnership.

4.    SUBSEQUENT EVENT:

      On March 5, 1997, the Partnership accepted subscriptions for 2,015.5 Units, at which time $2,015,500 of proceeds from the sale of such Units were released from escrow and the Partnership immediately commenced operations.

                    CAPTEC FRANCHISE CAPITAL CORPORATION IV
                    REPORT ON AUDITS OF FINANCIAL STATEMENTS
             FOR THE PERIOD FROM JULY 30, 1996 TO DECEMBER 31, 1996



REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Captec Franchise Capital Corporation IV:

We have audited the accompanying balance sheet of Captec Franchise Capital Corporation IV as of December 31, 1996 and July 30, 1996, and the related statements of cash flows for the period from July 30, 1996 to December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence support financial statement amounts and disclosures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Captec Franchise Capital Corporation IV as of December 31, 1996 and July 30, 1996, and its cash flows for the period from July 30, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

/s/ COOPERS & LYBRAND L.L.P.


Detroit, Michigan
March 14, 1997

                    CAPTEC FRANCHISE CAPITAL CORPORATION IV
                                 BALANCE SHEET

                      December 31, 1996 and July 30, 1996




                                                       DECEMBER        JULY
                ASSETS                                   1996          1996
Cash                                                   $  1,407        $  900
Investment in partnership                                   100           100
Reimbursable organizational & offering expenses         505,108             -
Receivable from affiliate                                 1,697             -
Other assets                                             16,038             -
                                                       --------        ------
Total assets                                           $524,350        $1,000
                                                       ========        ======
 LIABILITIES & STOCKHOLDERS' EQUITY
Total liabilities:
Accounts payable                                       $ 37,022        $    -
Payable to affiliates                                   486,328             -
                                                       --------        ------
Total liabilities                                       523,350             -
                                                       --------        ------
Stockholders' equity:
Common stock, no par value; 60,000 shares
 authorized, 1,000 shares issued and outstanding          1,000         1,000
Retained earnings (accumulated deficit)                       -             -
                                                       --------        ------
Total stockholders' equity                                1,000         1,000
                                                       --------        ------
Total liabilities & stockholders' equity               $524,350        $1,000
                                                       ========        ======

The accompanying notes are an integral part of the financial statements.

                    CAPTEC FRANCHISE CAPITAL CORPORATION IV
                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD FROM JULY 30, 1996 TO DECEMBER 31, 1996




Cash flows from operating activities:
 Net income                                    $      -
 Adjustments to net income:
  Other assets                                  (16,038)
  Accounts payable                               37,022
                                               --------
Net cash provided by operating activities        20,984
                                               --------
Cash flows from investing activities:
 Investment in partnership                         (100)
                                               --------
Net cash used in investing activities              (100)
                                               --------
Cash flows from financing activities:                 -
                                               --------
 Issuance of common stock                         1,000
 Proceeds from borrowings from affiliates       486,328
 Payment of reimbursable offering expenses     (506,805)
                                               --------
Net cash provided by financing activities       (19,477)
                                               --------
Net increase (decrease) in cash                   1,407
Cash, beginning of year                               -
                                               --------
Cash, end of period                            $  1,407
                                               --------

The accompanying notes are an integral part of the financial statements.

                    CAPTEC FRANCHISE CAPITAL CORPORATION IV
                         NOTES TO FINANCIAL STATEMENTS

1.    ORGANIZATION:

      Captec Franchise Capital Corporation IV (the "Corporation") is a Michigan corporation organized on July 22, 1996. The Corporation was formed for the purpose of serving as the managing general partner of Captec Franchise Capital Partners L.P. IV (the "Partnership"), a Delaware limited partnership.

      The Corporation is a wholly owned subsidiary of Captec Financial Group, Inc. ("Captec"). Captec has paid $1,000 in cash to the Corporation for the purchase of 1,000 shares of common stock of the Corporation. As a general partner of the Partnership, the Corporation has contributed $100 to the capital of the Partnership, Patrick L. Beach is also a general partner of the Partnership and is the Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation and Captec.
      Each general partner has a 0.5 percent share in the Partnership's net income or loss.

      The Partnership anticipates undertaking a public offering of limited partnership interests ("Units") in 1996. A minimum of 2,000 Units and a maximum of 30,000 Units, priced at $1,000 per Unit, will be offered on a "best efforts, part or none" basis. As of December 31, 1996, the Partnership had not issued any Units.

      Affiliates of the Corporation are expected to provide various services to the Partnership and will be paid certain fees for such services as specified in the Partnership Agreement.

      Following is a summary of the Corporation's significant accounting principles:

      a. INCOME TAXES: The Corporation reports its income for federal income tax purposes in the consolidated tax return of Captec.
           Income taxes are allocated by Captec to the Corporation on the separate return basis. The Corporation's income tax expense reflected in the statement of operations and that computed by applying the statutory federal income tax rate are approximately equal. Deferred income taxes, for financial reporting purposes, are not material.

      b. ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    OMISSION OF INAPPLICABLE FINANCIAL STATEMENTS:

      For the period from July 30, 1996 to December 31, 1996, the Corporation had no sources of revenue or expense, since operations of the Partnership had not commenced. As no revenues or expenses had been incurred, no Statement of Operations or Statement of Partners' Capital are included for the Corporation.

3.    RELATED PARTY TRANSACTIONS:

      Organization and offering expenses related to the offering of Units are prepaid by the Corporation and reimbursed by the Partnership in an amount equal to up to three percent (3%) of the gross proceeds of the offering (less any amounts paid directly by the Partnership). The Corporation is also reimbursed by the Partnership for a non-accountable expense allowance in an amount equal to two percent (2%) of the gross proceeds of the offering. The Corporation did not receive reimbursements from the Partnership in 1996 because the Partnership had not commenced operations.

      The Corporation receives advances from Captec in order to have sufficient funds for the prepayment of organization and offering and non-accountable expenses made on behalf of the Partnership. As the Corporation receives reimbursements of such prepaid expenses, the advances to Captec are repaid.

4.    SUBSEQUENT EVENT:

      On March 5, 1997, the Partnership accepted subscriptions for 2,015.5 Units, at which time $2,015,500 of proceeds from the sale of such Units were released from escrow and the Partnership immediately commenced operations.